Exhibit 99.1

MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

Bank of Marin Bancorp to Webcast Q1 Earnings on
Monday, April 19 at 8:30 a.m. PT

NOVATO, CA - (April 5, 2021) - Bank of Marin Bancorp (Nasdaq: BMRC) will present its first quarter earnings call via webcast on Monday, April 19, 2021 at 8:30 a.m. PT/11:30 a.m. ET.

All interested parties are invited to listen to President and Chief Executive Officer Russell A. Colombo, Executive Vice President and Chief Operating Officer Tim Myers, Executive Vice President and Chief Financial Officer Tani Girton, and Executive Vice President and Chief Credit Officer Beth Reizman, who will discuss the highlights of the Company's fiscal first quarter, which ended March 31, 2021.

Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp
Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.9 billion as of December 31, 2020, Bank of Marin has 21 branches, and 7 commercial banking offices located across 7 Bay Area counties. Bank of Marin provides commercial banking, personal banking, specialty lending and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

BMRC-ER